CONSENT OF INDEPENDENT AUDITOR
We consent to the use in Registration Statement No. 333-279315 on Form S-1 of our report dated March 25, 2024, relating to the statutory-basis financial statements of Brighthouse Life Insurance Company of NY. We also consent to the reference to us under the heading “Independent Auditor” in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
June 10, 2024